Exhibit 99.1

NEWS RELEASE
Contacts:	BIO-key International, Inc. Jay M. Meier, VP Corp Dev. 651-789-6116 Jay.meier@bio-key.com

BIO-key® International, Inc.

Reports First Quarter 2013 Financial Results

Wall, NJ, May 15, 2013 – BIO-key International, Inc. (OTCBB: BKYI), a leader in fingerprint biometric identification technologies, cloud-based mobile credentialing and identity verification solutions, today reported financial results for the first quarter ended March 31, 2013.

Total revenue for the three months ended March 31, 2013 was approximately $805,000, which compares to Q1’12 revenue of approximately $1.4 million. The reduction in sales, year over year, resulted primarily from lower license and one-time service revenue. Q1’13 sales were more diversified, however, with three customers accounting for 61% of sales, as compared to Q1’12, when two customers represented 76% of sales. Mike DePasquale, BIO-key CEO, noted “I’m pleased with the customer diversity during the Quarter, but the volatile sales environment remained difficult.” Q1’13 gross margin remained stable at 85%, compared to 87% in Q1’12. Operating expenses for the first quarter of 2013 increased 16% to approximately $995,000, compared to $859,000 in Q1’12.  Excluding one-time expenses of approximately $133,000 associated with the InterDigital transactions, Q1’13 operating expense was flat, year over year. Net loss for the first quarter of 2013 was ($315,579), or ($0.004) per fully diluted share, as compared to net income of $363,498, or $0.005 per fully diluted share, in Q1’12. Mr. DePasquale continued, “Consistent with our previous comments, while our revenue remains difficult to predict, we believe we are reducing risk and generating increased market awareness by broadening our customer base. With the mobile credentialing industry at an inflection point, we expect biometrics and BIO-key to participate meaningfully. We are very excited about 2013 and beyond.”

Consolidated cash, cash equivalents and accounts receivable totaled over $995,000 on March 31, 2013 compared to $879,000, as of December 31, 2012. The quality of Q1’13 receivables improved, where one customer accounted for 56% of accounts receivable, which has since been collected. Mr. DePasquale added “As you know, we accepted an investment from our Strategic Partner, InterDigital Corporation, and accredited investors, strengthening our balance sheet. We paid some obligations and, again, we believe reducing risk now will increase shareholder value, just as the industry enters its growth phase. ”

Highlights for the first quarter included the following:

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InterDigital Communications, Inc., a subsidiary of InterDigital, Inc., a wireless research and development company, entered into an R&D collaboration agreement with BIO-key. The R&D collaboration will target advanced cloud security and identity and access management solutions for the mobile market. Consummating the relationship, BIO-key accepted a $1.5 million strategic investment from InterDigital and other accredited investors.

●	Secured a purchase order from NCR to extend the rollout of BIO-key technology to NCR’s retail POS system customers; including Burger King and Dunkin Donuts.

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Allscripts certified BIO-key’s biometric identity management solutions for healthcare providers using Allscripts Professional EHR. Allscripts Professional EHR represents the largest footprint of the Allscripts EHR solution sets.

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Jay Meier joined BIO-key as a new member of the executive management team. Jay spent several years as a Senior Research Analyst at various boutique investment banks and ranked as the “8th Best Stock Picker in North America” in 2005, according to Starmine. In 2006 Jay published Secure Credentialing & Identification—Wall Street’s first and most comprehensive industry research overview of the Security, Biometrics, PKI, Smartcard, Credentialing and Identity Management industries.

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Continued revenue for expanded roll outs at the Minnesota Department of Safety, Robinson Memorial Hospital, Genesis Health Systems, McKesson, Dayton Children’s Medical Center, West Tennessee Healthcare, Educational Biometric Technology, Union Pacific, Davlong, and LexisNexis.

In conjunction with this release, BIO-key has scheduled a conference call, which will be broadcast live over the Internet on Wednesday, May 15th, 2013 at 10:00 a.m. Eastern Time. Participate live via phone by dialing 1-800-860-2442 and asking for the BIO-key Call at least 10 minutes prior to the start time. Or join the call live over the Internet by logging on to the web address http://www.bio-key.com

A streaming audio replay of the webcast will be available shortly after the call on www.bio-key.com for a period of thirty days. You can also access the recorded call by dialing 1-877-344-7529 and using access code 10028812.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators, and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company undertakes no obligation to disclose any revision to these forward-looking statements.

© Copyright 2013 by BIO-key International, Inc.